June 21, 2005

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, NW
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of Form 8-K of Cavalier Homes, Inc. dated June 21, 2005 and have the following comments:

   1. We agree with the statements made in the paragraphs one through six.
   2. We have no basis on which to agree or disagree with the statement made in paragraph seven.

Yours truly,


/s/ Deloitte & Touche LLP


Birmingham, Alabama
June 21, 2005